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                                  EXHIBIT 3.3

                       CERTIFICATE OF AMENDMENT OF BYLAWS
                                       OF
                                  SHOPPING.COM

          The undersigned, being the duly elected Secretary of Shopping.com, a California corporation (the "Corporation"), hereby certifies that following are true, accurate and complete resolutions adopted by a Unanimous Written Consent of the Board of Directors of the Corporation on __________, 1998, and that the same have not been amended or revoked and are now in full force and effect:

     "WHEREAS, the shareholder of the Corporation at its 1998 Annual Meeting of the Shareholders held on July 15, 1998, approved an amendment to the Bylaws of the Corporation as set forth below.

     NOW, THEREFORE, BE IT RESOLVED, that Section 2(a) of Article III of the Bylaws of the Corporation as amended to date, is hereby amended and restated to read as follows:

          (a) The authorized number of directors of the corporation shall be not less than five (5) nor more than nine (9). The exact number of directors shall be five (5) until changed, within the limits specified above, by a bylaw amending this Section 2(a), duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, than an amendment reducing the fixed number or the minimum number of directors to a number less than five
     (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds (16 2/3%) of the outstanding shares entitled to vote thereon. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1)."

     IN WITNESS WHEREOF, I have hereunto set my hand this _____ day August, 1998.


                              _____________________________
                              Kristine E. Webster, Secretary